Exhibit 99.1

Duke Energy Carolinas

Summary of 2024 South Carolina Rate Case Order

(Docket 2023-388-E)

Background:

•	On January 4, 2024, Duke Energy Carolinas (DEC) filed a rate case with the Public Service Commission of South Carolina (PSCSC) to request an increase in retail revenues. This is the first base rate case filed by DEC in South Carolina since 2018. The filing requests an overall average effective increase in annual retail revenues of 11.4%, or approximately $239 million, in the first two years, and an additional overall effective increase of about 4.1%, or approximately $84 million additional revenue, after the first two years.

•	The requested increase results in an overall average 15.5% increase in annual retail revenues, or approximately $323 million:

o	To mitigate the rate increase, the Company has proposed to accelerate the return of remaining federal unprotected Excess Deferred Income Taxes (EDIT) balances to customers over two years. This offset reduces the impact to customers in the first two years, after which the credit for EDIT balances expire.

o	The rate case filing requests an overall rate of return of 7.71% based on approval of a 10.5% return on equity and a 53% equity component of the capital structure.

o	The filing is based on a South Carolina retail rate base of $7.3 billion as of December 31, 2022, adjusted for known and measurable changes through December 31, 2023.

•	On May 17, 2024, DEC and the Office of Regulatory Staff (ORS), as well as other consumer, environmental, and industrial intervening parties, filed an Agreement and Stipulation of Settlement (Stipulation) resolving all issues in the base rate proceeding.

•	On July 3, 2024, the PSCSC issued a written order (the Order) approving nearly all of the components of the Stipulation.

Major components of the Order:

•	$234 million annual customer rate increase prior to a reduction from the accelerated return to customers of federal unprotected EDIT balances. After accelerating EDIT giveback to customers over two years, the net annual rate increase is $150 million for the first two years.

•	Return on equity of 9.94% based upon a capital structure of 51.21% equity and 48.79% debt and an overall rate of return of 7.32%.

•	South Carolina retail rate base of $7.4 billion.

•	Coal Ash Recovery: Recovery of $184 million (SC retail allocation) of coal ash compliance costs over 7 years with a debt return during the deferral period and a full weighted-average cost of capital (WACC) return during the amortization period.

o	Continuation of deferral treatment for ongoing coal ash basin closure costs.

July 8, 2024

•	Grid Improvement Plan (GIP) Investments: In lieu of ongoing deferral treatment for GIP costs, approximately $188 million of construction work in progress (CWIP) is included in rate base.

•	Inflation Reduction Act (IRA) / Nuclear Production Tax Credits (PTC’s): Agreement to discuss the applicability of Nuclear PTCs to South Carolina with the ORS within 30 days from issuance of U.S. Treasury Guidance and/or initiate a separate docket at the Commission to determine the most appropriate way to handle these credits in future ratemaking.

•	One-time shareholder contribution of $2 million to fund low-income and energy efficiency customer matters.

Additional Information:

•	Revised customer rates will go into effect on August 1, 2024.

•	The Order will result in Duke Energy Corporation recognizing a one-time net pre-tax accounting charge of approximately $30-40 million in Q2 2024.

Reconciliation of Original Request to Order

($ in millions)	Cumulative Increase
Original filed base revenue increase	$323
Reduced ROE (from 10.5% to 9.94%)	$(28)
Reduced equity component of capital structure (from 53% to 51.21%)	$(13)
Reduced coal ash recovery	$(14)
Deferrals, including extended amortization periods	$(22)
Other revenue changes	$(6)
Base annual revenue increase per Stipulation	$240
Coal ash adjustment per Order	$(6)
Base annual revenue increase per Order	$234
Acceleration of federal unprotected PP&E related EDIT over 2 years	$(84)
Net increase for first two years	$150
Average % increase in annual retail revenues for the first 2 years	7.2%

Note: Totals may not add due to rounding.

July 8, 2024